Exhibit 99.1

NuPathe Announces Third Quarter 2013 Financial Results and Recent Operational Highlights

MALVERN, PA — November 14, 2013 — NuPathe Inc. (NASDAQ: PATH) today announced financial results for the quarter ended September 30, 2013, as well as recent operational highlights.

“We have made substantial progress in securing a partner to maximize the commercial potential of Zecuity,” said Armando Anido, chief executive officer of NuPathe. “In addition, we remain on track to have Zecuity launch supplies manufactured by year-end. We believe this puts us in a good position to secure a commercial partner. While we have made significant progress on the partnership and manufacturing fronts, in order to extend our cash runway, we are limiting and delaying certain sales and marketing activities. As a result, we will not commercialize Zecuity by year-end, but we intend to launch as expeditiously as possible after securing a partner or funding.”

Quarterly and Recent Highlights

•                  The Company progressed commercial manufacturing activities for Zecuity®, including entering into a commercial supply and license agreement with LTS Lohmann Therapy Systems Corp. for the drug product in Zecuity, as well as significant progression of several key process validation steps.

•                  In September, NuPathe initiated dosing of patients for a Phase 1 study of Zecuity in adolescents with a history of migraine attacks. This open label, single-dose study will assess the safety, pharmacokinetics, and tolerability of Zecuity in adolescent migraine patients. This study is part of the Company’s post-marketing requirements.

•                  In September, the United States Patent and Trademark Office (USPTO) issued a notice of allowance for U.S. Patent application 13/407,434. This application relates to Zecuity’s two-stage iontophoretic delivery sequence to transdermally deliver sumatriptan. Once issued, this patent will provide additional protection for Zecuity and will be the sixth patent covering Zecuity to be listed in the U.S. Food & Drug Administration’s (FDA) Orange Book.

•                  In September, NuPathe relocated its principal offices to 7 Great Valley Parkway, Suite 300, Malvern, Pennsylvania.

Zecuity Launch Update

NuPathe is actively seeking partnerships to maximize the commercial potential of Zecuity. The Company’s goal is to secure a commercial partner prior to the launch of Zecuity and to build its commercial infrastructure to complement that of a partner, which may include the hiring and deployment of its own specialty sales force. Until such time as the Company is able to secure a commercial partner and/or additional capital, the Company is limiting and delaying certain expenditures required for the commercialization of Zecuity.  As a result, NuPathe will not launch Zecuity in the fourth quarter of 2013. The timing of the launch of Zecuity will be dependent upon the completion of a commercial partnership for Zecuity and/or obtaining the additional capital required for launch. Although the Company is limiting certain commercialization expenditures, expenditures required to validate the manufacturing process for Zecuity continue and Zecuity launch supplies are expected to be manufactured by the end of 2013.  NuPathe believes that the availability of launch supplies is important to the completion of a commercial partnership and/or funding transaction and to an expeditious launch thereafter. However, there is no assurance that the Company will be able to secure a commercial partner or the additional required capital on acceptable terms or otherwise.

Third Quarter 2013 Financial Results

NuPathe reported a net loss applicable to common stockholders of $7.8 million, or $0.25 per diluted share, for the third quarter of 2013, compared with a net loss applicable to common stockholders of $6.2 million, or $0.42 per diluted share, for the third quarter of 2012. Total operating expenses for the third quarter of 2013 were $7.6 million, compared with $5.7 million in the third quarter of 2012.

Research and development expenses were $3.9 million in the third quarter of 2013, compared with $2.2 million in the third quarter of 2012. The increase was largely attributable to higher expenses related to manufacturing scale-up.  This was partially offset by reduced compensation expenses in the 2013 period due to a lower headcount. Selling, general and administrative expenses were $3.7 million in the third quarter of 2013, in-line with $3.5 million for the same period in 2012.

Net cash used in operating activities for the nine months ended September 30, 2013, was $12.0 million, primarily the result of spending for normal operating activities, manufacturing scale-up and commercialization activities conducted in preparation of the launch of Zecuity. During this period NuPathe also used $2.7 million of cash in investing activities, primarily for the purchase of commercial manufacturing equipment for Zecuity, and received $2.4 million of cash from financing activities, primarily from the exercise of outstanding common stock warrants.

As of September 30, 2013, NuPathe had $10.3 million in cash and cash equivalents and working capital of $2.9 million, compared with $22.6 million in cash and cash equivalents and working capital of $19.8 million as of December 31, 2012. Management estimates that the Company’s existing cash and cash equivalents will be sufficient to fund operations and debt service obligations through January of 2014. The additional capital that the Company will require to fund operations and debt service obligations beyond that point and launch Zecuity will depend largely upon the timing, scope, terms and structure of a commercial partnership for Zecuity. To address its capital needs, the Company is considering a range of possible transactions including corporate collaborations, partnerships and other strategic transactions; debt and equity financings; and other funding transactions. However, there is no assurance that the Company will be able to complete any such transaction or obtain the additional required capital on acceptable terms or otherwise. If the Company is unable to obtain the necessary capital, it will need to pursue a plan to license or sell its assets and/or seek bankruptcy protection.  Additionally, failure to obtain the necessary capital in a timely manner could result in the Company’s breach or default under important agreements resulting in, among other things, the potential: acceleration of payments under the Company’s 2012 term loan and the ability of the lender to proceed against the collateral securing the loan, including the exercise of control over the Company’s cash and investment accounts pursuant to account control agreements; acceleration of payments under the Company’s office lease; and termination of agreements on which the Company relies for the manufacture of Zecuity or pursuant to which the Company obtains valuable rights.

Company to Host Conference Call

NuPathe will host a conference call today, November 14, 2013, at 4:30 p.m. EST to discuss the Company’s financial results for the quarter ended September 30, 2013, and recent operational highlights. A question and answer session will follow NuPathe’s remarks. To participate on the live call, please dial 877-591-4951 (domestic) or +1-719-325-4903 (international), and provide the participant passcode 7609790, approximately five to ten minutes ahead of the start of the call. A replay of the call will be available for 90 days within a few hours after the call ends and can be accessed by dialing 888-203-1112 (domestic) or +1-719-457-0820 (international), with the passcode 7609760.

A live audio webcast of the call will be available via the Investor Relations page of the NuPathe website, www.nupathe.com. Please log on through NuPathe’s website approximately 10 minutes prior to the scheduled start time. A replay of the webcast will also be archived on the Company’s website for 90 days following the call.

About Zecuity®

Zecuity (sumatriptan iontophoretic transdermal system) is indicated for the acute treatment of migraine with or without aura in adults. Zecuity is a single-use, battery-powered patch applied to the upper arm or thigh during a migraine. Following application and with a press of a button, Zecuity initiates transdermal delivery (through the skin), bypassing the gastrointestinal tract. Throughout the four-hour dosing period, the microprocessor within Zecuity continuously monitors skin resistance and adjusts drug delivery accordingly to ensure delivery of 6.5 mg of sumatriptan, the most prescribed migraine medication in the U.S., with minimal patient-to-patient variability.

Important Safety Information

Patients should not take Zecuity if they have heart disease, a history of heart disease or stroke, peripheral vascular disease (narrowing of blood vessels to your legs, arms, stomach or kidney), transient ischemic attack (TIA) or problems with blood circulation, uncontrolled blood pressure, migraines that cause temporary paralysis on one side of the body or basilar migraine, Wolff-Parkinson-White syndrome or other disturbances of heart rhythm. Very rarely, certain people, even some without heart disease, have had serious heart-related problems after taking triptans like Zecuity.

Patients should not use Zecuity if they have taken other migraine medications such as ergotamine medications or other triptans in the last 24 hours or if they have taken monoamine oxidase-A (MAO-A) inhibitors within the last 2 weeks.

Patients should not use Zecuity during magnetic resonance imaging (MRI).

Patients should not use Zecuity if they have an allergy to sumatriptan or components of Zecuity or if they have had allergic contact dermatitis (ACD) following use of ZECUITY. If patients develop ACD, they should talk to their healthcare provider before using sumatriptan in another form.

Zecuity, like other triptans, may be associated with a potentially life-threatening condition called serotonin syndrome, mainly when used together with certain types of antidepressants including serotonin reuptake inhibitors (SSRIs) or serotonin norepinephrine reuptake inhibitors (SNRIs).

Patients should tell their healthcare provider before using Zecuity if they have heart disease or a family history of heart disease, stroke, high cholesterol or diabetes; have gone through menopause; are a smoker; have had epilepsy or seizures or if they are pregnant, nursing or thinking about becoming pregnant.

The most common side effects of Zecuity are application site pain, tingling, itching, warmth and discomfort. Most patients experience some skin redness after removing Zecuity. This redness typically goes away in 24 hours.

Please see full Prescribing Information for Zecuity.

Patients are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.FDA.gov/medwatch or call 1-800-FDA-1088.

Patients and healthcare providers interested in more information on Zecuity should visit www.zecuity.com.

About Migraine and Migraine-Related Nausea (MRN)

Migraine is a debilitating neurological disease afflicting a large underserved patient population. Migraine is characterized by headache pain accompanied by associated neurological and GI symptoms including nausea, vomiting, photophobia, and phonophobia.(1),(2) In the U.S., 31 million adults, with approximately three times as many women as men,(3) suffer from migraine.(3),(4),(5) Of the 16 million migraine patients who are diagnosed and treated, approximately eight million experience migraine-related nausea (MRN) in at least half of their migraine attacks.(6) These frequent-MRN patients report significantly more migraine symptom burden and experience significantly more interference with work, social and family life.(6) Many migraine patients who experience MRN delay or avoid taking orally administered medications due to nausea or vomiting.(7)

About NuPathe

NuPathe Inc. is a specialty pharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product, Zecuity (sumatriptan iontophoretic transdermal system), has been approved by the FDA for the acute treatment of migraine with or without aura in adults. In addition to Zecuity, NuPathe has two proprietary product candidates based on its LAD™, or Long-Acting Delivery, biodegradable implant technology that allows delivery of therapeutic levels of medication over a period of months with a single dose. NP201, for the continuous symptomatic treatment of Parkinson’s disease, utilizes a leading FDA-approved dopamine agonist, ropinirole, and is designed to provide up to two months of continuous delivery. NP202, for the long-term treatment of schizophrenia and bipolar disorder, is designed to address the long-standing problem of patient noncompliance by providing three months of continuous delivery of risperidone, an atypical antipsychotic. NuPathe is actively seeking partnerships to maximize the commercial potential for Zecuity and its other product candidates in the U.S. and territories throughout the world.

For more information about NuPathe, please visit our website at www.nupathe.com. You can also follow us on StockTwits (stocktwits.nupathe.com), Twitter (twitter.nupathe.com), SlideShare (slideshare.nupathe.com) and LinkedIn (linkedin.nupathe.com).

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the potential benefits of, and commercial opportunity for, Zecuity and NuPathe’s other product candidates; partnering plans for Zecuity and NuPathe’s other product candidates and the prospects of obtaining a commercial partner for Zecuity; the expected manufacture of Zecuity launch supplies by the end of 2013; the Company’s commercial plans and the timing of the launch of Zecuity; the scope and duration of protection to be afforded by the referenced patents and patent applications; the sufficiency of the Company’s cash and cash equivalents to fund operations and debt service obligations through January of 2014; the transactions being considered by the Company to address its capital needs; the potential consequences of failing to obtain additional capital in a timely manner including, without limitation: a default under the Company's 2012 term loan which could result in the acceleration of the Company's payments obligations thereunder and the ability of the lender to proceed against the collateral securing the loan, including the exercise of control over the Company's cash and investment accounts pursuant to account control agreements; a default under the Company's office lease which could result in the acceleration of payments thereunder; the breach or termination of agreements on which the Company relies for the manufacture of Zecuity or pursuant to which the Company obtains valuable rights; and the need to pursue a plan to license or sell the Company's assets and/or seek bankruptcy protection; and other statements relating to NuPathe’s plans, objectives, expectations and beliefs regarding its future operations, performance, financial condition and other future events.

Forward-looking statements are based upon management’s current expectations and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and events to differ materially from those indicated herein including, among others:  NuPathe’s ability to obtain sufficient capital to continue as a going concern and launch Zecuity; NuPathe’s ability to obtain a commercial partner for Zecuity; risks and uncertainties relating to intellectual property; the Company’s ability to complete the validation of the manufacturing process for Zecuity and manufacture commercial supplies; NuPathe’s reliance on third parties to manufacture Zecuity; NuPathe’s ability to establish and effectively manage its supply chain; NuPathe’s ability to establish effective marketing and sales capabilities; market acceptance among physicians and patients and the availability of adequate reimbursement from third party payors for Zecuity; and the risks, uncertainties and other factors discussed in NuPathe’s Annual Report on Form 10-K for the year ended December 31, 2012 under the caption “Risk Factors” and elsewhere in such report, which is available on NuPathe’s website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While NuPathe may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

INVESTOR CONTACTS:

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan
Senior Vice President, Chief Financial Officer
NuPathe Inc.
(610) 232-0800

MEDIA CONTACTS:

Sam Brown Inc.
Mariesa Kemble
(608) 850-4745
mariesak@sambrown.com

References

(1)         ICHD-II. Cephalagia 2004; 24 (Suppl 1).

(2)         Lipton, R. et al. Classification of primary headaches. Neurology. 2004:63:427-435.

(3)         Lipton, R. et al. Prevalence and Burden of Migraine in the United States: Data From the American Migraine Study II. Headache, July/August 2001: p. 646.

(4)         US Census Data. 1999, accessed at http://www.census.gov/prod/2001pubs/p23-205.pdf 01/03/13; and 2010, accessed at http://www.census.gov/2010census/data/.

(5)         NuPathe Analysis.

(6)         Lipton, R. et al. “Frequency and Burden of Headache-Related Nausea: Results from the American Migraine Prevalence and Prevention (AMPP) Study.” Headache 2012:53:93-103. Funded by a research grant from NuPathe Inc.

(7)         Silberstein, S. Migraine symptoms: results of a survey of self-reported migraineurs. Headache 1995;35:387-396.

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NUPATHE INC.

(A Development-Stage Company)

Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2013	2012	2013	2012

Operating expenses:
Research and development	$3,932	$2,220	$8,275	$9,033
Selling, general and administrative	3,655	3,525	8,963	8,332
	7,587	5,745	17,238	17,365

Loss from operations	(7,587)	(5,745)	(17,238)	(17,365)

Interest income	2	2	10	17
Interest expense	(226)	(446)	(713)	(1,293)
Change in fair value of warrants	—	—	(13,162)	—
Net loss	(7,811)	(6,189)	(30,103)	(18,641)

Series A Preferred Stock dividends	—	—	(314)	—
Net loss applicable to common stockholders	$(7,811)	$(6,189)	$(30,417)	$(18,641)
Basic and diluted net loss per common share	$(0.25)	$(0.42)	(1.04)	$(1.26)
Weighted average basic and diluted common shares outstanding	31,468,063	14,752,214	29,360,455	14,740,578

NUPATHE INC.

(A Development-Stage Company)

Balance Sheet Data

(In thousands)

(Unaudited)

	September 30,	December 31,
	2013	2012

Cash and cash equivalents	$10,324	$22,570
Working capital	2,870	19,847
Total assets	21,421	30,607
Long-term dept	5,802	8,102
Total stockholders’ equity	7,208	3,013